American Electric Power, Inc.                                                             Exhibit 5
1 Riverside Plaza
Columbus, Ohio 43215

November 25, 2008

Ladies and Gentlemen:

I am an employee of American Electric Power Service Corporation, a New York corporation and a service company affiliate of American Electric Power Company, Inc., a New York corporation (the “Company”).  I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 16,000,000 shares of Common Stock, par value $6.50 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) the “Shares”) pursuant to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).

I have examined the Registration Statement, a form of the share certificate and the Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement.  I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  I also have assumed that the Company is validly existing under the laws of New York.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that, (1) the Shares to be acquired by participants in the Plan that are purchased in the open market or from other participants have been validly issued and are fully paid and nonassessable and (2) the Shares to be acquired by participants in the Plan that are being issued by the Company, upon appropriate action being taken by the Board of Directors or the Executive Committee of the Board of Directors of the Company and upon the issuance and sale of such Shares in accordance with the Plan and the payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.
I do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer
Associate General Counsel